UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2021

(August 4, 2021)

GUARDANT HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38683	45-4139254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Penobscot Dr.

Redwood City, California 94063

(Address of principal executive offices) (Zip Code)

855-698-8887

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	GH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Co-Chief Executive Officer

On August 5, 2021, Guardant Health, Inc. (the “Company”) announced that its Board of Directors (the “Board”) approved a Co-Chief Executive Officer (“Co-CEO”) leadership structure for the Company and that effective on August 5, 2021 (the “Effective Date”), the Company appointed AmirAli Talasaz as the Company’s Co-CEO and changed the title of Helmy Eltoukhy, the Company’s current Chief Executive Officer, to the Company’s Co-CEO. Dr. Talasaz has also announced his intent to resign from his position as Chief Operating Officer of the Company, effective as of the Effective Date, but he will continue to serve as President of the Company. Dr. Eltoukhy will lead the Company’s oncology division while Dr. Talasaz will oversee the Company’s screening division. As Co-CEOs, the compensation of Drs. Eltoukhy and Talasaz will remain unchanged. Information regarding the business experience and certain relationships and related transactions of Drs. Eltoukhy and Talasaz, as required under this section, is incorporated by reference to the definitive proxy statement for the Company’s 2021 Annual Meeting of Stockholders as filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2021.

Appointment of Meghan Joyce to the Board

Effective August 4, 2021, the Board increased the number of directors on the Board to eight and appointed Meghan Joyce as a Class II director of the Company. Ms. Joyce will serve on the Board for a term expiring at the 2023 Annual Meeting of Stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. In connection with her appointment to the Board, Ms. Joyce was also appointed to the audit and compensation committees of the Board.

Ms. Joyce currently serves as the Chief Operating Officer and Executive Vice President of Platform at Oscar Health, a high-growth health tech and health insurance company, where she leads operations, technology, clinical, marketing, and new business lines. Prior to joining Oscar Health, Ms. Joyce held several leadership roles at Uber Technologies, most recently as Regional General Manager of the United States and Canada. Ms. Joyce has previously served as a Senior Policy Advisor at the United States Department of the Treasury, an investor at Bain Capital, and a consultant at Bain & Company. Ms. Joyce currently serves as a member of the Board of Directors of The Boston Beer Company, where she sits on the Audit Committee and chairs the Nominating and Governance Committee. She holds a master’s degree from Harvard Business School and a bachelor’s degree from Harvard College.

Ms. Joyce received the standard compensation paid by the Company to all of its non-employee directors under the Company’s Amended Non-Employee Director Compensation Program (the “Program”). Pursuant to the Program, Ms. Joyce received a stock option award and restricted stock unit award, each with a value of $362,500 (collectively, the “Initial Awards”). Each of the Initial Awards will vest with respect to one-fourth (1/4th) of the shares subject thereto on the first anniversary of Ms. Joyce’s appointment to the Board, and as to the remaining three-fourths (3/4ths) of the shares subject thereto on each monthly anniversary of Ms. Joyce’s appointment to the Board during the three-year period thereafter, subject to continued service through the applicable vesting date.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Ms. Joyce, which will require the Company to indemnify her against certain liabilities that may arise as result of her status or service as a director. The description of Ms. Joyce’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Registration Statement on Form S-1/A filed with the SEC on September 18, 2018 as Exhibit 10.8.

There are no arrangements or understandings between Ms. Joyce and any other person pursuant to which she was selected as a director, nor are there any transactions in which Ms. Joyce has an interest that would be reportable under Item 404(a) of Regulation S-K.

Appointment of Chairperson of the Board

On August 5, 2021, Dr. Talasaz announced his intent to resign from his position as Chairperson of the Board, effective as of the Effective Date. Although Dr. Talasaz resigned from his position as Chairperson of the Board, he will retain his seat on the Board. Dr. Talasaz’s decision to resign from his position as Chairperson of the Board did not result from any disagreement with the Company, the Company’s management or the Board.

On August 5, 2021, the Board announced that it has appointed Dr. Eltoukhy to serve as Chairperson of the Board, effective as of the Effective Date. Dr. Eltoukhy currently serves as Chief Executive Officer and director of the Company.

On August 5, 2021, the Company issued a press release announcing these events, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Guardant Health, Inc., dated August 5, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDANT HEALTH, INC.

Date: August 5, 2021
	By:	/s/ John G. Saia
John G. Saia
Senior Vice President, General Counsel and Corporate Secretary